Exhibit 10.9

May 7, 2012

Bruce K. Posey

[Address]

Dear Bruce:

On behalf of Qualys, Inc., I am pleased to offer you the position of Vice President and General Counsel, reporting to Don McCauley, CFO. Your location of work will be Redwood City, California. The details of your offer are outlined below:

Salary:	$250,000* (Annual Salary)

* To be paid semi-monthly. Less payroll deductions and all required withholding.

Bonus:	You will be eligible to participate in a bonus program earning up to 30% of your annual salary, depending on Qualys performance.

Benefits:	You will be eligible for the following standard Qualys benefits as of the first of the month following date of hire: Medical and Dental Insurance, 401k plan, Flexible Spending, 4 weeks Vacation, Sick Leave, Qualys Assigned Holidays and other benefits described in the Summary Plan Descriptions, available for your review. Qualys may modify compensation and benefits from time to time as it deems necessary.

Stocks:	We will recommend to the Board of Directors that you be granted a stock option to purchase 0.5% of fully diluted shares of Common Stock under Qualys’ 2000 Equity Incentive Plan. Your stocks will be subject to a four-year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your shares would vest at the rate of 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. However, 75% of the then unvested stock options shall be vested if Qualys sells all or substantially all of its assets or its stock.

As a Qualys employee, you will be expected to abide by Qualys rules and regulations, and sign and comply with the attached Proprietary information and inventions Agreement, which prohibits unauthorized use or disclosure or Qualys’ proprietary information.

Your employment relationship with Qualys is at-will. You may terminate your employment with Qualys at any time and for any reason whatsoever simply by notifying Qualys. Likewise, Qualys may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Qualys officer.

This letter, together with your Employee Proprietary Information and Inventions Agreement and the option agreement between you and Qualys (relating to your option grant described above), forms the complete and exclusive statement of your employment agreement with Qualys. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Your employment is contingent upon providing evidence of your legal right to work in the United States as required by the US Citizenship and immigration Services.

Qualys, Inc.

1600 Bridge Parkway, Redwood Shores, CA 94065

T 650 801 6100 F 650 801 6101 www.qualys.com

We look forward to your acceptance of employment with Qualys under the terms described above. To accept this offer, please sign and date this letter. Please return the original offer letter along with the Employee Proprietary Information and Inventions Agreement In the enclosed envelope and keep a copy of the offer letter for your records. This offer will expire on Thursday, May 10, 2012 and is contingent upon successful reference checks and a satisfactory background check.

Bruce, we are excited about you joining our team. If you have any questions, please feel free to call me at (650) 801-6151.

Sincerely,

/s/ Rima Touma Bruno
Rima Touma Bruno
VP, Human Resources

Offer Accepted By:	Date Accepted:	Start Date:

/s/ Bruce K. Posey	5/8/12
Bruce K. Posey		May 21, 2012